EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-            ) pertaining to the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated, and to the incorporation by reference therein of our report dated October 30, 2002, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

July 25, 2003